EXHIBIT 10.8

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

            This First Amendment to the Executive Employment Agreement (the “Amendment”) is entered into and effective as of February 1, 2017 (the “Effective Date”) between Industrial Services of America, Inc., a Florida corporation (the “Company”), and Todd L. Phillips (“Executive”).

WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement dated as of December 31, 2014 (the “Agreement”);

WHEREAS, Section 4(c) of the Agreement contemplates that Executive will be eligible for an annual performance-based bonus at the discretion of the Company’s President;

WHEREAS, on September 30, 2016, the Company’s President resigned from his position as President of the Company and the Board appointed Executive to serve as his replacement; and

WHEREAS, the Company and Executive each desire to amend Section 4(c) of the Agreement for the sole purpose of removing the President’s discretion to award Executive with a performance-based bonus and to instead give the Compensation Committee such discretion.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

            1.         Section 4(c) of the Agreement shall be deleted in its entirety and replaced with the following:

            (c)        Annual Discretionary Bonus.  During the Term, Executive will be eligible to receive an annual performance-based bonus (the “Bonus”) that provides Executive an opportunity to earn a target percentage of 50% of Executive’s then-current Base Salary (the “Target Amount”). After the end of each calendar year during the Term, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company, in its sole discretion, will determine whether Executive will receive the Bonus based on: (i) the Company’s financial and operating performance during that calendar year; and (ii) the Compensation Committee’s evaluation of Executive’s contribution to the Company’s performance during that calendar year. Executive’s Bonus, if any, will be paid in a lump sum in the year following the year to which the Bonus relates. Both Executive and the Company acknowledge and agree that the Bonus may be smaller or larger than the Target Amount. The Company will pay the Bonus, if any, to Executive in cash (net of any required withholdings or deductions) or in stock incentives. If the Bonus is paid in stock incentives, the stock will be immediately vested, but a minimum of six months must elapse between the date Executive acquires the stock from the Company and any resale of the stock.

            2.         This Amendment was approved by the Company’s Board of Directors on the Effective Date.

            IN WITNESS, WHEREOF, the parties have entered into this Amendment as of the Effective Date, but actually on the dates stated below.

INDUSTRIAL SERVICES OF AMERICA, Inc.                EXECUTIVE:

By:      /s/ Orson Oliver                                                           /s/ Todd L. Phillips

Name: Orson Oliver                                                                Todd L. Phillips

Title: Interim Chief Executive Officer

Date:        March 28, 2017                                                       Date: March 28, 2017